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                                 EXHIBIT (d)(7)

                    AMENDMENT TO THE SEPARATE ACCOUNT SECTION
                           FOR VARIABLE LIFE POLICIES

5.1    DESCRIPTION

       The Northwestern Mutual Variable Life Account (the Separate Account) has been established by the Company pursuant to Wisconsin law and is registered as a unit investment trust under the Investment Company Act of 1940.

       The Separate Account has four Divisions - Stock Division, Bond Division, Money Market Division and Balanced Division. Assets of the Separate Account are invested in shares of Northwestern Mutual Variable Life Series Fund, Inc. (the
Fund). The Fund is registered under the Investment Company Act of 1940 as an open-end, diversified management investment company. The Fund has four Portfolios - Index 500 Stock Portfolio, Select Bond Portfolio, Money Market Portfolio and Balanced Portfolio. Assets of each Division of the Separate Account are invested in shares of the corresponding Portfolio of the Fund. Shares of the Fund are purchased for the Separate Account at their net asset value. In the future, additional Divisions may be added to the Separate Account, and additional Portfolios may be added to the Fund.

5.2    ALLOCATION OF NET ANNUAL PREMIUMS AND DIVIDENDS

       The Owner may allocate the net annual premiums to any of the Divisions. The net annual premium will be allocated on the policy anniversary. Allocations must be in whole percentages. If a Division is to receive any allocations, the allocation must be at least 10% of the net annual premium.

       The allocation in effect on the Policy Date is as elected on the application. This allocation applies to the first net annual premium, and it will remain in effect for later net annual premiums unless changed by the Owner. The Owner may change the allocation, but the change will not take effect until the first policy anniversary following receipt of a written request at the Home Office.

       A dividend used to purchase variable benefit paid-up additions will be allocated to the Divisions in the same manner as new net annual premiums.

                                             JOHN M. BREMER
                                             -----------------------------------
                                             John M. Bremer, Secretary

                                             THE NORTHWESTERN MUTUAL
                                             LIFE INSURANCE COMPANY